Exhibit 99

Latham Group, Inc. Reports First Quarter 2025 Financial Results

•	First Quarter Performance Led by Relative Strength of Fiberglass Pools and Autocovers
•	Sand State Expansion Strategy on Track
•	Continued Benefits from Lean Manufacturing and Value Engineering Initiatives Drove 190-Basis Point Increase in Gross Margin
•	Maintains Full Year Guidance for 8% Sales Growth and 19% Growth in Adjusted EBITDA at the Midpoints

First Quarter 2025 Financial Highlights:

•	Net sales of $111.4 million
•	Net loss of $6.0 million / Net loss per diluted share of $0.05
•	Adjusted EBITDA of $11.1 million / 10.0% of Net sales

LATHAM, N.Y. – May 6, 2025 – Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the first quarter 2025 ended March 29, 2025.

Commenting on the results, Scott Rajeski, President and CEO, said, “Our first quarter results were in line with our expectations and reflected the relative strength of Latham’s fiberglass pool and autocover product categories and the ongoing benefits from our lean manufacturing and value engineering initiatives.

“Both fiberglass pools and autocovers continue to benefit from increased consumer awareness and adoption, even as the broader pool industry faces challenging conditions. We are particularly pleased with the progress made to-date on our Sand State expansion strategy, which is designed to drive market share gains for Latham in Florida, Texas, Arizona, and California, which represent the majority of new pool starts. Together with our dealers, we are actively engaging in key Master Planned Communities in Florida and Texas, our initial target geographies. Additionally, our “GOOTSA” (Get Out of the Stone Age) ad campaign is active in both states, and we are sponsoring a wide range of community events to drive consumer awareness, increased website traffic and lead generation.

“Ongoing improvements from our lean manufacturing and value engineering initiatives drove a 190-basis point expansion in gross margin in the first quarter. This performance partially offset increased SG&A spending, which was primarily related to the Company’s growth initiatives.”

First Quarter 2025 Results

Net sales for the first quarter of 2025 were $111.4 million, up $0.8 million or 0.7%, from $110.6 million in the prior year’s first quarter, primarily reflecting positive sales momentum at the end of the quarter.

First Quarter Net Sales by Product Line
(in thousands)

	Fiscal Quarter Ended
	March 29, 2025	March 30, 2024
In-ground Swimming Pools	$57,734	$59,832
Covers	31,611	26,868
Liners	22,075	23,929
	$111,420	$110,629

Gross profit for the first quarter of 2025 was $32.9 million, up $2.3 million or 7.5% from $30.6 million in the prior year’s first quarter. Gross margin of 29.5% expanded by 190 basis points from 27.7% in the year-ago quarter, reflecting lean manufacturing and value engineering initiatives and a margin benefit from the three Coverstar acquisitions.

Selling, general, and administrative expenses were $30.6 million, an increase of $4.3 million or 16.6%, from $26.3 million in the first quarter of 2024, primarily representing increased spending on sales and marketing to drive future growth, as well as the three Coverstar acquisitions.

Net loss was $6.0 million, or $0.05 per diluted share, compared to a net loss of $7.9 million, or $0.07 per diluted share, reported for the prior year’s first quarter. Net loss margin narrowed to 5.4% compared to 7.1% for the first quarter of 2024.

Adjusted EBITDA for the first quarter of 2025 was $11.1 million, $1.2 million or 9.4% below the $12.3 million in the prior year’s first quarter. The decrease in Adjusted EBITDA was primarily due to increased investment in sales and marketing programs, partially offset by the benefits from lean manufacturing and value engineering initiatives. Adjusted EBITDA margin was 10.0%, 110 basis points below the 11.1% reported in the prior year period.

Balance Sheet, Cash Flow, and Liquidity

Latham ended the first quarter of 2025 with cash of $24.0 million. Net cash used in operating activities was $46.9 million, representing seasonal working capital requirements in line with the Company’s expectations.

Total debt was $306.9 million at the end of the first quarter, and the net debt leverage ratio was 3.6.

Capital expenditures totaled $3.5 million in the first quarter of 2025, compared to $5.3 million in the first quarter of 2024.

Summary and Outlook

“We are pleased that first quarter results were aligned with our expectations and have put us on track to achieve our full year guidance. After a few slow weeks in early January, we saw a nice sequential pick up of business activity in March, supporting our expectation for progressively higher year-on-year comparisons during the typically stronger second and third quarters of the year. At the same time, we remain cautious on 2025 new pool starts, which we currently project to be roughly in line with 2024 levels. Additionally, we are closely monitoring the impact of elevated tariffs on imported raw materials. Imports represent approximately 15-20% of the raw materials used in our manufacturing process, so our exposure is relatively limited. While tariff-related uncertainty remains, we are confident in our ability to offset raw material cost increases through strategic pre-purchasing and operational adjustments. Additionally, we recently implemented targeted price increases on certain products to help mitigate the impact of tariffs.

“Based on our current business trends reflecting the seasonal ramp-up in Q1 and early Q2, we are maintaining our full year 2025 guidance as outlined in the table below, which represents year-on-year sales growth of 8% at the midpoint. This expectation is primarily driven by category share gains in fiberglass pools and autocovers, along with contributions from the Coverstar Central acquisition in August 2024 and the early 2025 acquisitions of two of our smaller autocover dealers. Adjusted EBITDA growth of 19% at the midpoint reflects the significant operating leverage inherent in our business model, while also accounting for increased investment in growth initiatives,” Mr. Rajeski concluded.

FY 2025 Guidance Ranges

	Low	High
Net Sales	$535 million	$565 million
Adjusted EBITDA[1]	$90 million	$100 million
Capital Expenditures	$27 million	$33 million

1)	A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2025 is not available without unreasonable effort due to uncertainty related to our future income tax expense (benefit).

Conference Call Details

Latham will hold a conference call to discuss its first quarter 2025 financial results today, May 6, 2025, at 4:30 PM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10198351/fed5b9f0e6. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

An archived webcast will be available approximately two hours after the conclusion of the call, through May 6, 2026, on the Company’s investor relations website under “Events & Presentations.” A transcript of the event will also be available on the Company’s investor relations website approximately three business days after the call.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,850 employees across around 30 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin, net debt and net debt leverage ratio, on a historical and pro forma basis, which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under GAAP. Our pro forma presentation gives effect to the Coverstar Central acquisition as if it occurred as of January 1, 2023. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. In addition, our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. We have reconciled our historic non-GAAP financial measures to the applicable most comparable GAAP measures in this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our incentive compensation plans, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax expense (benefit), (iv) loss (gain) on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs and (x) other.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;
•	do not reflect changes in our working capital needs;
•	do not reflect the interest expense, net, or the amounts necessary to service interest or principal payments, on our outstanding debt;
•	do not reflect income tax expense (benefit), and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;
•	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and
•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Net Debt and Net Debt Leverage Ratio

Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.

Forward-Looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions (including enhanced tariffs and the adverse global trade environment), the expected benefits of our cost reduction plans, the implementation of our digital transformation and lean manufacturing and value engineering activities, acquisitions and their integration, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: unfavorable economic conditions and related impact on consumer spending and demand for our products; inflationary impacts, including on consumer demand for our products; our ability to globally source raw materials and components for manufacturing our products; the impact of trade policies on our global supply chain, the import or export of goods and their related costs, as well as on consumer confidence; declining home ownership affecting demand for our products; competitive risks; natural disasters, including resulting from climate change, geopolitical events, war, terrorism, public health issues or other catastrophic events; disturbances and breaches to our technological infrastructure, and our reliance on information technology systems; adverse weather conditions impacting our sales, which can lead to significant variability of sales in reporting periods; the consequences of industry consolidation on our customer base and pricing; interruption of our production capability at our manufacturing facilities from accident, fire, calamity and other causes; product quality issues, warranty claims or safety concerns such as those due to the failure of builders to follow our product installation instructions and specifications; our ability to keep pace with technological developments and standards, such as generative artificial intelligence; delays in, or systems disruptions issues caused by the implementation of our enterprise resource planning system; our ability to attract, develop and retain highly qualified personnel; our ability to collect accounts receivables from our customers; compliance with government regulations; our ability and the cost to obtain transportation services; the protection of our intellectual property and defense of third-party infringement claims; international business risks; realizing anticipated benefits from acquisitions; possible asset impairments; and our ability to secure financing and our substantial indebtedness; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file with the SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time that may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:
Lynn Morgen
Casey Kotary
ADVISIRY Partners
lathamir@advisiry.com
212-750-5800

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended
	March 29, 2025	March 30, 2024
Net sales	$111,420	$110,629
Cost of sales	78,539	80,040
Gross profit	32,881	30,589
Selling, general, and administrative expense	30,620	26,250
Amortization	7,192	6,412
Loss from operations	(4,931)	(2,073)
Other expense:
Interest expense, net	6,371	4,982
Other (income) expense , net	(308)	1,586
Total other expense, net	6,063	6,568
Earnings from equity method investment	953	1,309
Loss before income taxes	(10,041)	(7,332)
Income tax (benefit) expense	(4,079)	532
Net loss	$(5,962)	$(7,864)
Net loss per share attributable to common stockholders:
Basic	$(0.05)	$(0.07)
Diluted	$(0.05)	$(0.07)
Weighted-average common shares outstanding – basic and diluted
Basic	115,885,111	115,038,929
Diluted	115,885,111	115,038,929

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	March 29,	December 31,
	2025	2024
Assets
Current assets:
Cash	$23,966	$56,398
Trade receivables, net	83,760	32,299
Inventories, net	86,863	77,101
Income tax receivable	8,588	3,964
Prepaid expenses and other current assets	8,363	8,536
Total current assets	211,540	178,298
Property and equipment, net	112,000	112,848
Equity method investment	25,844	24,891
Deferred tax assets	729	729
Operating lease right-of-use assets	27,154	28,259
Goodwill	154,681	152,625
Intangible assets, net	289,230	292,913
Other assets	3,407	3,644
Total assets	$824,585	$794,207
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,035	$13,141
Current maturities of long-term debt	3,250	3,250
Current operating lease liabilities	7,100	7,176
Accrued expenses and other current liabilities	44,640	47,410
Total current liabilities	83,025	70,977
Long-term debt, net of discount, debt issuance costs, and current portion	303,663	278,271
Deferred income tax liabilities, net	32,347	32,347
Non-current operating lease liabilities	20,951	22,138
Other long-term liabilities	3,457	3,252
Total liabilities	$443,443	$406,985
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both March 29, 2025 and December 31, 2024; no shares issued and outstanding as of both March 29, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of March 29, 2025 and December 31, 2024; 116,362,977 and 115,764,839 shares issued and outstanding, as of March 29, 2025 and December 31, 2024, respectively	12	12
Additional paid-in capital	466,741	467,076
Accumulated deficit	(80,778)	(74,816)
Accumulated other comprehensive loss	(4,833)	(5,050)
Total stockholders’ equity	381,142	387,222
Total liabilities and stockholders’ equity	$824,585	$794,207

Latham Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Fiscal Quarter Ended
	March 29,	March 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(5,962)	$(7,864)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,400	10,374
Gain on insurance proceeds received for capital
Unrealized foreign currency (gain) loss	(417)	1,584
Amortization of deferred financing costs and debt discount	430	430
Non-cash lease expense	1,776	1,780
Change in fair value of interest rate swap	283	(1,804)
Stock-based compensation expense	1,971	1,243
Bad debt expense	875	1,299
Other non-cash, net	(63)	173
Earnings from equity method investment	(953)	(1,309)
Distributions received from equity method investment	—	908
Changes in operating assets and liabilities:
Trade receivables	(52,550)	(44,895)
Inventories	(9,559)	1,648
Prepaid expenses and other current assets	189	467
Income tax receivable	(4,624)	(428)
Other assets	(10)	(146)
Accounts payable	14,271	8,179
Accrued expenses and other current liabilities	(4,861)	(5,987)
Other long-term liabilities	(78)	(164)
Net cash used in operating activities	(46,882)	(34,512)
Cash flows from investing activities:
Purchases of property and equipment	(3,452)	(5,345)
Acquisition of business, net of cash acquired	(4,934)	—
Net cash used in investing activities	(8,386)	(5,345)
Cash flows from financing activities:
Payments on long-term debt borrowings	—	(18,813)
Proceeds from borrowings on revolving credit facility	25,000	—
Repayments of finance lease obligations	(201)	(189)
Common stock withheld for taxes on restricted stock units	(2,306)	—
Net cash provided (used in) by financing activities	22,493	(19,002)
Effect of exchange rate changes on cash	343	(93)
Net decrease in cash	(32,432)	(58,951)
Cash at beginning of period	56,398	102,763
Cash at end of period	$23,966	$43,811
Supplemental cash flow information:
Cash paid for interest	$6,266	$9,513
Income taxes paid, net	344	39
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$1,360	$426
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	994	198

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Fiscal Quarter Ended
	March 29, 2025	March 30, 2024
Net loss	$(5,962)	$(7,864)
Depreciation and amortization	12,400	10,375
Interest expense, net	6,371	4,982
Income tax (benefit) expense	(4,079)	532
(Gain) loss on sale and disposal of property and equipment	(69)	12
Restructuring charges(a)	15	318
Stock-based compensation expense(b)	1,971	1,243
Unrealized (gains) losses on foreign currency transactions(c)	(417)	1,584
Strategic initiative costs(d)	644	1,123
Acquisition and integration related costs(e)	267	—
Other(f)	(2)	(12)
Adjusted EBITDA	$11,139	$12,293
Net sales	$111,420	$110,629
Net loss margin	(5.4)%	(7.1)%
Adjusted EBITDA margin	10.0%	11.1%

(a)	Represents costs related to a cost reduction plan that includes severance and other costs for our executive management changes and additional costs related to our cost reduction plans, which include further actions to reduce our manufacturing overhead by reducing headcount in addition to facility shutdowns.
(b)	Represents non-cash stock-based compensation expense.
(c)	Represents unrealized foreign currency transaction losses associated with our international subsidiaries.
(d)	Represents fees paid to external consultants and other expenses for our strategic initiatives.
(e)	Represents acquisition and integration costs, as well as other costs related to potential transactions.
(f)	Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters and (ii) other items.

Latham Group, Inc.

Net Debt Leverage Ratio

(Non-GAAP Reconciliation)

(in thousands)

March 29, 2025
Total Debt	$306,913

Less:
Cash	(23,966)
Net Debt	282,947

LTM Adjusted EBITDA(1)	79,065
Net Debt Leverage Ratio	3.6

LTM Pro Forma Adjusted EBITDA(2)	84,514
Pro Forma Net Debt Leverage Ratio	3.3

(1)	LTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve-month period.
(2)	LTM Pro Forma Adjusted EBITDA includes pre-acquisition portion of Adjusted EBITDA for the trailing twelve months that is not included in historical results.